                                  EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT



                                    BETWEEN

                                TVI WADECO INC.


                                    - AND -

                        J & S HOKANSON INVESTMENTS LTD.

                                    - AND -

                                 JOHN HOKANSON

                                    - AND -

                                  DOUGLAS BELL

                                    - AND -

                                 ROBERT RUSSELL

                                    - AND -

                               RICHARD RUTHERFORD

                                    - AND -

                         WADECO OILFIELD SERVICES LTD.



                                  DATED AS OF
                                  MAY 31, 1996

                            SHARE PURCHASE AGREEMENT

       THIS SHARE PURCHASE AGREEMENT made as of the 31st day of May, 1996.
BETWEEN:

            TVI WADECO INC., a corporation organized under the laws of the Province of Alberta (hereinafter called the "Purchaser")

                                                              OF THE FIRST PART,
                                     -and-

            J & S HOKANSON INVESTMENTS LTD., a corporation organized under the laws of the Province of Alberta (hereinafter called the "Vendor")

                                                             OF THE SECOND PART,
                                    - and -

            JOHN HOKANSON, an individual resident in the City of Edmonton, Alberta (hereinafter called "Hokanson")

                                                              OF THE THIRD PART,
                                    - and -

            DOUGLAS BELL, an individual resident in the City of Edmonton, Alberta (hereinafter called "Bell")

                                                             OF THE FOURTH PART,
                                    - and -

            ROBERT RUSSELL, an individual resident in the City of Calgary, Alberta (hereinafter called "Russell")

                                                              OF THE FIFTH PART,
                                    - and -

            RICHARD RUTHERFORD, an individual resident of Rollyview, Alberta (hereinafter called "Rutherford")

                                                               OF THE SIXTH PART
                                    - and -

            WADECO OILFIELD SERVICES LTD., a corporation incorporated under the laws of the Province of Alberta ("Wadeco")

                                                             OF THE SEVENTH PART

                            SHARE PURCHASE AGREEMENT


       WHEREAS Wadeco and the Subsidiaries (as hereinafter defined) are engaged in the business of providing rental services, selling equipment, parts and consumables, equipment transportation, installation, supervision and repair services for a wide range of solids/liquids separation and dewatering systems in the Canadian and United States drilling market;

       AND WHEREAS Hokanson, Bell, Russell and Rutherford (collectively referred to as the "Former Shareholders") are, or will be following Closing (as hereinafter defined), former shareholders, directly or indirectly, of Wadeco or one of the Subsidiaries (as hereinafter defined) and have been actively involved in the business of Wadeco and/or one of the Subsidiaries;

       AND WHEREAS Wadeco, The Vendor, the Subsidiaries and the Former Shareholders will complete the Reorganization as part of the Closing of the transactions contemplated herein;

       AND WHEREAS the Purchaser desires to purchase all of the shares of Wadeco and the Vendor desires to sell to the Purchaser, an aggregate of 15,548 Common shares of Wadeco, on the terms and conditions set forth herein;

       NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises contained herein and for other good and valuable consideration (including without limitation, the consideration received in connection with the Reorganization), the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:

                                   SECTION 1.
                                  DEFINITIONS

A.     DEFINED TERMS

       As used in this Agreement, the following terms have the following meanings:

"AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"AGREEMENT" means this Share Purchase Agreement, as amended, supplemented or otherwise modified from time to time, including the Schedules and Exhibits hereto.

"APPLICABLE LAWS" includes all applicable securities, corporate and other laws, rules, regulations, notices and policies.

"ASHTIN DEVELOPMENTS" means Ashtin Developments Ltd.

"ASSETS" means all of the assets, books, records, operations and business and related data, technology and know-how of Wadeco and the Subsidiaries of every nature, kind and description including, without limitation:

       (a) all fixtures, machinery, equipment, computers, workstations, centrifuges, pumps, ancillary tanks, driers, tools, motors, vehicles, tractors, trailers, cranes, tanks, shaker screens, flowline cleaners, generators, transformers, matting, furniture, office supplies, shop supplies, tooling and other tangible property owned by Wadeco and the Subsidiaries, wherever located ("Equipment");

       (b) all inventory, packing material, raw materials, parts, work in progress and finished, tools and other products other than Equipment;

       (c)  all accounts receivable ("Accounts Receivable");

       (d) all of the books and records of Wadeco and the Subsidiaries relating to their businesses, wherever located, whether printed or electronic, including without limitation records stored as computer databases or in any other manner, all customer, supplier, dealer and other similar lists, sales and other records relating to the business of Wadeco and the Subsidiaries, together with all of their technical data and information, prints, sketches, drawings, specifications, work standards, manufacturing and process information, bills and material, sales brochures, manuals and related materials relating to the business of Wadeco and the Subsidiaries;

       (e) all claims of Wadeco or the Subsidiaries against third parties, including without limitation unliquidated rights under manufacturers' repairers' or vendors' warranties or guarantees;

       (f)  all Intellectual Property;

       (g) all benefits under any agreement, order, license, agreement, instrument or similar arrangement;

       (h) all transferable licenses, permits and authorizations of Governmental Authorities and private parties relating to the use, operation or enjoyment of the business and Assets of Wadeco and the Subsidiaries;

       (i) all real property of Wadeco and the Subsidiaries and all improvements and fixtures thereon, including without limitation, the Leduc Properties;

       (j) all insurance policies, rights to proceeds of claim made under any insurance policy and rights to receive refunds or credits with respect to insurance premiums related to such insurance policies;

       (k) all goodwill relating to the businesses of Wadeco and the Subsidiaries;

       (l) all cash, notes, prepaid expenses, prepaid taxes and tax credits and other similar assets;

       (m) the corporate seal, minute books, constating documents and such other books and records as pertain to the corporate organization, existence or share capitalization of Wadeco and the Subsidiaries;

       (n) the right, title and interest in the corporate name "Wadeco Dewatering Services Ltd."; and

       (o) all other assets, tangible and intangible, in any way related to Wadeco, the Subsidiaries and their respective businesses;

including, but not limited to, the assets set forth in Schedule 1.1(a).

"CLOSING" has the meaning ascribed thereto in Section 3.1.

"CLOSING FINANCIAL STATEMENTS" means the consolidated balance sheet and consolidated statement of income and retained earnings as of and for the twelve month period ended April 30, 1996 for Wadeco and the Subsidiaries prepared as if the Subsidiaries were a wholly owned subsidiary of Wadeco as of May 1, 1995, and adjusted for the Non-Recurring Transactions, which statements are attached as
Exhibit 1.

"CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

"D&D ENTERPRISES" means D&D Bell Enterprises Inc.

"DECEMBER FINANCIAL STATEMENT" means the consolidated balance sheet and consolidated statement of income and retained earnings as of and for the eight month period ended December 31, 1995 for Wadeco and the Subsidiaries prepared as if the Subsidiaries were a wholly owned subsidiary of Wadeco as of May 1, 1995, and adjusted for the Non-Recurring Transactions, which statements are attached as Exhibit 2.

"DEWATERING" means Wadeco Dewatering Services Ltd.

"EFFECTIVE DATE" means May 1, 1996.

"EMPLOYEE PLAN" means any plan, contract, commitment, program, policy, pension plan, arrangement or practice maintained or contributed to by the Person providing benefits or rights to any employee, former employee, director, officer, consultant or agent of the Person, including, without limitation:

       (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, employment, welfare or incentive plan, contract, agreement, commitment, program, policy, arrangement or practice; and

       (b) any plan, contract, commitment, program, policy, arrangement or practice providing for "fringe benefits" or perquisites including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance.

"ENVIRONMENTAL DEFICIENCY" means any:

       i.    ground water, surface water or aquifer contamination;

       ii.   soil contamination;

       iii.  toxic or hazardous substance emission;

       iv. corrosion or deterioration of structures, equipment or other property, other than that caused by exposure to the air in the ordinary course; or

       v.    damage, injury or death caused by any of the foregoing;

that constitutes a violation or contravention of Environmental Laws, results in a governmental or regulatory request or order to remedy under Environmental Laws, gives rise to a civil right of action or would constitute, result or give rise with notice or the passage of time.

"ENVIRONMENTAL LAW" means any law, bylaw, rule, regulation, policy, or other legislation of any kind, and any judicial or administrative interpretation thereof, including any judicial or administrative order, written request, consent decree or judgment or any provision or condition of any permit, license or other operating authorization relating to the protection of the environment, health, safety or natural resources, including, without limitation, those relating to the manufacture, use, handling, transportation, treatment, storage, disposal, release, emission or discharge of chemical raw materials, pollutants, contaminants or toxic, corrosive, hazardous or non-hazardous substances or waste.

"EXCLUDED TRANSACTIONS" means the transactions set forth in Exhibit 5.

"EXCLUDED TRANSACTIONS DOCUMENTS" means the contracts, agreements, acknowledgments, or other documents of any kind created or entered into in connection with or incidental to the Excluded Transactions.

"GAAP" means generally accepted accounting principles as recognized from time to time by the Canadian Institute of Chartered Accountants or any applicable successor institution.

"GOVERNMENTAL AUTHORITY" means any government, any political subdivision, any agency and any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of government.

"HAZARDOUS MATERIALS" means:

       (a) any petroleum or petroleum products, by-products or breakdown products, geothermal products, natural gas, flammable explosives, radioactive materials, urea formaldehyde foam insulation, and material containing asbestos or polychlorinated biphenyls, and

       (b) any other chemicals, materials or substances prohibited, limited or regulated under any applicable Environmental Law, or present in concentrations or at locations that present a threat to human health or the environment.

"INDEBTEDNESS" means, with respect to any Person,

       (a) all indebtedness of such Person, whether or not contingent, for borrowed money,

       (b) all obligations of such Person for the deferred purchase price of property or services,

       (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

       (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

       (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases,

       (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities,

       (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends,

       (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and

       (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

"INTELLECTUAL PROPERTY" means all intellectual property of any kind of Wadeco or the Subsidiaries, including but not limited to:

       (a) any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications,

       (b) national (including, without limitation, Canada and the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including, without limitation, all reissues, divisions, continuations, continuations in part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application,

       (c) trademarks, service marks, trade dress, get-up, logos, trade names and corporate names, whether or not registered, including, without limitation, all marks registered in the trade mark offices or authorities of all nations throughout the world, and all rights therein provided by international treaties and conventions,

       (d) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions,

       (e) computer software, including, without limitation, source codes, operating systems and specifications, data, databases, files, documentation and other materials related thereto,

       (f) trade secrets and confidential, technical and business information (including, without limitation, formulas, compositions, inventions and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice),

       (g) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights,

       (h) all rights and benefits to any software license arrangements or agreements with any third parties, and

       (i) all rights to sue or recover and retain damages and costs and legal fees and to obtain injunctive relief for present and past infringement of any of the foregoing.

"LEDUC PROPERTIES" means those properties described in Schedule 1.1(a) under the heading Leduc Properties.

"LIEN" means any mortgage, lien, security interest, lease or other charge or encumbrance, or any other type of preferential arrangement, and any easement, right of way or other encumbrance on title to real property.

"LOSSES" means any and all liabilities, obligations, losses, damages, claims, deficiencies, penalties, taxes, levies, actions, judgments, settlements, suits, and all reasonable costs, legal fees, accountants' fees, disbursements or expenses.

"MATERIAL CONTRACT" means, with respect to Wadeco and the Subsidiaries, each agreement (including, without limitation, employment agreements, independent contractor agreements, representative agreements, service agreements, sales agreements, lease agreements, credit agreements, indentures, purchase agreements, guarantees, non-competition agreements and consulting agreements), contract or commitment, whether written or oral, of any nature or kind whatsoever, in existence at the time of Closing:

       (a) between Wadeco and/or the Subsidiaries and another Person involving aggregate consideration payable to or by such Person of $50,000 or more per year;

       (b) between Wadeco and/or the Subsidiaries and any Affiliate, director, shareholder or officer of Wadeco or the Subsidiaries including, without limitation, all shareholder agreements;

       (c) presently in effect providing or relating to Indebtedness in any amount greater than $10,000 in respect of which Wadeco or the Subsidiaries is in any manner directly or contingently obligated; or

       (d) not made in the ordinary course of business and which is otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of Wadeco or the Subsidiaries.

"NON-COMPETITION AGREEMENTS" mean, collectively, the Confidentiality and Non-Competition Agreements between Wadeco and each of Hokanson, Bell and Rutherford in the forms set forth in Exhibit 3 hereto.

"NON RECURRING TRANSACTIONS" means compensation paid to Hokanson, Bell and certain members of Hokanson's family for the eight months ended December 31, 1995, and certain non-recurring charitable contributions for the eight months ended December 31, 1995 including the income tax expense related to these expenses.

"PERMITTED ENCUMBRANCES" means:

       (a) Liens incurred or created in the ordinary course of business as security in favour of any person who is conducting the development or operation of the property to which such Liens relate for Wadeco's or the Subsidiaries' share of the costs and expenses of such development or operation which costs and expenses are not due or delinquent;

       (b) mechanics', builders' or materialmens' or other like Liens arising by operation of law in the ordinary course of business in respect of services rendered or goods supplied for which payment is not at the time due;

       (c) easements, rights of way, servitudes or other similar rights in lands (including, without limitation, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables) which do not detract from the value of the land concerned or impair its use;

       (d) Liens imposed by statute securing the payment of taxes, assessments or other governmental charges which are not due at the relevant time; and

       (e)  those items listed in Schedule 4.16.

"PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"PURCHASE PRICE" has the meaning ascribed thereto in Section 2.2.

"PURCHASED SHARES" means the 15,548 Common shares to be sold by the Vendor to the Purchaser pursuant hereto, which shares constitute all of the issued and outstanding securities of Wadeco.

"REORGANIZATION" means the transactions whereby certain of the Former Shareholders sell their interests in the Subsidiaries and the Subsidiaries became subsidiaries of Wadeco, and such other transactions which were incidental to such reorganization, which are more particularly described in Exhibit 4.

"REORGANIZATION DOCUMENTS" means the contracts, agreements, acknowledgments, or other documents of any kind created or entered into in connection with or incidental to the Reorganization.

"$" means Canadian Dollars. Unless otherwise specifically indicated, all references to dollars herein shall refer to Canadian Dollars.

"SUBSIDIARIES" means Leo's Oilfield Hauling Ltd., Polysep Chemicals Inc. and Wadeco Inc. and any predecessor companies thereof.

"SUBSIDIARY" has the meaning ascribed thereto in Section 2(4) of the Business Corporations Act (Alberta).

"TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, assessments, reassessments and other charges of any kind (together with any and all interest, penalties, fines, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation:

       (a) taxes or other charges on or with respect to income, franchises, concessions, windfall or other profits, gross receipts, property, sales, use, capital, gains, capital stock or shares, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth;

       (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, goods and services or gains taxes;

       (c)  license, registration and documentation fees; and

       (d)  customs duties, tariffs, and similar charges.

"TAX RETURN" means a report, return or other information required to be filed by a Person with or submitted to a Governmental Authority or taxing authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Person.

"TRANSACTION DOCUMENTS" means, collectively, this Agreement and the Non-Competition Agreements and the other contracts, agreements, acknowledgments, or other documents listed in the closing agenda prepared in connection with the Closing.

"WADECO" means Wadeco Oilfield Services Ltd. (including any and all of its predecessor companies).


                                  SECTION 2.
                     SALE AND PURCHASE OF PURCHASED SHARES

A.     SALE AND PURCHASE OF PURCHASED SHARES

       Subject to the terms and conditions set forth in this Agreement, the Vendor agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Vendor, the Purchased Shares as at and from the Effective Date.

B.     PURCHASE PRICE OF PURCHASED SHARES

       The price for the Purchased Shares shall be $1,445.688899 per share for an aggregate purchase price of $22,477,571 (the "Purchase Price"), subject to adjustment in accordance with Section 2.3 hereof. The Purchaser shall pay the Purchase Price for the Purchased Shares at the Closing by wire transfer or such other means that is acceptable to the Vendor and the Purchaser.

2.3    ADJUSTMENT TO PURCHASE PRICE

       (a) The parties hereto agree that the Purchase Price shall be adjusted based on the difference between the shareholders equity reflected in the Closing Financial Statements and the shareholders equity reflected in the December Financial Statements. Shareholders equity shall be determined in a manner consistent with the historical accounting policies of Wadeco and the Subsidiaries as applied to the December Financial Statement except as noted in Schedule 4.7. The adjustment to the Purchase Price shall equal the shareholders equity reflected in the Closing Financial Statements minus the shareholders equity reflected in the December Financial Statement. If such adjustment is positive, it shall increase the Purchase Price by the amount of the adjustment, if such adjustment is negative, it shall decrease the purchase price by the amount of the adjustment.

       (b) In the event of an increase in the Purchase Price, the Purchaser shall thereafter pay to the Vendor the amount of the increase of the Purchase Price. In the event of an decrease in the Purchase Price, the Vendor shall thereafter pay to the Purchaser the amount of the decrease of the Purchase Price.

                                   SECTION 3.
                                    CLOSING

A.     CLOSING

       The closing (the "Closing") of the purchase and sale of the Purchased Shares pursuant to this Agreement shall take place on May 31, 1996 or such other date as is mutually acceptable to the Vendor and the Purchaser, at the offices of Milner Fenerty, Edmonton, Alberta or at such other place and at such other time as the Vendor and the Purchaser shall mutually agree in writing.


                                   SECTION 4.
    REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND THE FORMER SHAREHOLDERS

       The Vendor and each of the Former Shareholders jointly and severally represent and warrant to the Purchaser as follows:

A.     ORGANIZATION AND STANDING

       The Vendor, Wadeco and the Subsidiaries are corporations duly organized and validly existing under the laws of their respective jurisdictions of formation. The Vendor, Wadeco and the Subsidiaries have full corporate power and authority to own or lease their respective properties, including without limitation, the Assets, and to conduct their business as presently conducted. The Vendor, Wadeco and the Subsidiaries are duly authorized, qualified or licensed to do business and validly exist as foreign or extra-provincial corporations in each jurisdiction in which they are so required to be authorized, qualified or licensed, which in the case of Wadeco are the provinces of Newfoundland, British Columbia and Saskatchewan and in the case of the Subsidiaries is the state of North Dakota with respect to Wadeco Inc.

B.     AUTHORITY

       The Vendor, Wadeco and each of the Subsidiaries has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents, each of the Reorganization Documents and each of the Excluded Transactions Documents to be executed and delivered by the Vendor, Wadeco and the Subsidiaries, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations and consummate the transactions hereunder and thereunder. The execution and delivery by the Vendor, Wadeco and the Subsidiaries of this Agreement, each of the other Transaction Documents, each of the Reorganization Documents, and each of the Excluded Transactions Documents, as applicable, the performance by the Vendor, Wadeco and the Subsidiaries of its obligations hereunder and thereunder and the consummation by the Vendor, Wadeco and the Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by the board of directors and the shareholders of the Vendor, Wadeco and the Subsidiaries, and no other corporate act or proceeding on the part of the Vendor, Wadeco or the Subsidiaries is necessary to approve the execution and delivery of this Agreement, the other

Transaction Documents, the Reorganization Documents, or the Excluded Transactions Documents, the performance of the Vendors', Wadeco's and the Subsidiaries' obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Vendor, Wadeco and the Former Shareholders and is, and the other Transaction Documents, the Reorganization Documents and the Excluded Transactions Documents, as applicable, will be when executed and delivered by the Vendor, Wadeco, the Subsidiaries and the Former Shareholders, as applicable, legal, valid and binding agreements of it enforceable against the Vendor, Wadeco, the Subsidiaries and the Former Shareholders in accordance with their respective terms.

C.     CAPITALIZATION

       i. The authorized capital of Wadeco consists of 5,000,000 Common shares, of which 15,548 Common shares are outstanding as fully paid and nonassessable shares in the capital of Wadeco. The Purchased Shares which represent all of the issued and outstanding securities of Wadeco, are owned by the Vendor as beneficial and registered owner, with good and marketable title thereto. The Purchased Shares are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and are free and clear of all Liens and restrictions. Except as contemplated by this Agreement, Wadeco is not obligated to issue or acquire any of its securities and there are no outstanding rights, warrants, subscriptions, options or commitments to purchase or otherwise acquire from Wadeco, respectively, any shares or other securities of Wadeco or any securities or obligations convertible into or exchangeable for any shares or other securities of Wadeco. Except as contemplated by this Agreement, no Person has any outstanding rights, warrants, subscriptions, options or commitments (whether by law, pre-emptive or contractual) to purchase or otherwise acquire from the Vendor any of the Purchased Shares or any securities or obligations convertible into or exchangeable for any Purchased Shares.


       ii. The authorized capital of the Vendor consists of unlimited number of Class A through Class Z shares and an unlimited number of Class AA, Class BB and Class CC preferred shares. The registered and beneficial owner of the only outstanding shares in the Vendor, which are 100 Class C shares, 1,000 Class AA preferred shares, 305,584 Class BB preferred shares and 595,744 Class CC preferred shares, is Hokanson. The Vendor is not obligated to issue or acquire any of its securities and there are no outstanding rights, warrants, subscriptions, options or commitments to purchase or otherwise acquire from the Vendor any shares or other securities of the Vendor or any securities or obligations convertible into or exchangeable for any shares or other securities of the Vendor.

D.     SUBSIDIARIES

       All of the shares of the Subsidiaries are, or will following the Reorganization, be owned by Wadeco free and clear of all Liens and restrictions and all of such shares are validly issued, fully paid and nonassessable. The Subsidiaries are not obligated to issue or acquire any of its securities, and there are no outstanding rights, warrants, subscriptions, options or commitments to purchase or otherwise acquire any shares or other securities of the Subsidiaries. Schedule 4.4 lists, prior to and after giving effect to the Reorganization, each Subsidiary, the share ownership (including the capital structure) of such Subsidiary, and the jurisdiction of incorporation. Other than the Subsidiaries, Wadeco does not own any shares or other securities or have any investment in any other body corporate or other Person.

E.     NO VIOLATION

       None of the execution, delivery or performance of this Agreement, any of the other Transaction Documents, the Reorganization Documents or the Excluded Transactions Documents, nor the consummation of the transactions contemplated hereby or thereby (including, without limitation, as a result of a change of control of Wadeco), will result in the creation of any Lien upon the Purchased Shares or the assets or property of Wadeco or the Subsidiaries, or conflict with, violate or result in any breach of any term or provision of, or constitute a default under (whether with notice or lapse of time or both), or give any third party the right to accelerate, cancel, terminate or modify any term, condition or provision under, any charter provision, articles, bylaw, Material Contract (including without limitation, any rights under any employment contract as a result of a change of control of Wadeco) or Applicable Law to which Wadeco or the Subsidiaries is a party or by which Wadeco or the Subsidiaries or any of their assets are in any way bound or subject. None of the execution, delivery or performance of this Agreement, any of the other Transaction Documents, the Reorganization Documents or the Excluded Transactions Documents, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate or result in any breach of any term or provision of, or constitute a default under (whether with notice or lapse of time or both) or give any party the right to accelerate, cancel, terminate or modify any term, condition or provision under any charter provision, articles, bylaws or constating documents of the Vendor or under any agreement to which the Vendor or any of the Former Shareholders is a party, or any Applicable Law by which the Vendor, the Former Shareholders or any of the of the Purchased Shares are in any way bound or subject.

F.     GOVERNMENTAL AND THIRD PARTY CONSENTS

       Except as set forth in Schedule 4.6, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Vendor, Wadeco, any Subsidiaries, or the Former Shareholders in connection with the transactions contemplated by this Agreement, the Transaction Documents, the Reorganization Documents or the Excluded Transactions Documents. No consent, approval, waiver or other action by any Person, whether under any Material Contract of Wadeco or the Subsidiaries, or any agreement of the Vendor or the Former Shareholders, or otherwise is required or necessary for the execution, delivery and performance of this Agreement, the other

Transaction Documents, the Reorganization Documents or the Excluded Transactions Documents by the Vendor, Wadeco, or the Subsidiaries or the Former Shareholders or the consummation of the transactions contemplated hereby or thereby.

G.     FINANCIAL STATEMENTS

       i. Wadeco has furnished to the Purchaser true, complete and accurate copies of financial statements for Wadeco as of and for the periods ended April 30, 1994, April 30, 1995, December 31, 1995 and, April 30, 1996, for Leo's Oilfield Hauling Ltd. as of and for the periods ended September 30, 1994, April 30, 1995, December 31, 1995 and, April 30, 1996, for Polysep Chemicals, Inc. as of and for the periods ended December 31, 1995 and, April 30, 1996 for D&D Enterprises as of and for the period ended December 31, 1994, December 31, 1995 and May 30, 1996 and for Ashtin Developments as of and for the period ended August 31, 1994, August 31, 1995, and May 30, 1996, all which are attached hereto in Schedule 4.7 (collectively, the "Wadeco Financial Statements").

       ii. The financial and accounting books and records of Wadeco and the Subsidiaries have been maintained in accordance with applicable legal and accounting requirements and good business practices, are complete and correct and accurately reflect the basis for the Wadeco Financial Statements.

       iii. Other than as set forth in Schedule 4.7, the Wadeco Financial Statements were prepared in accordance with the books and records of Wadeco and the Subsidiaries and present fairly, in all material respects, the financial position of Wadeco and the Subsidiaries and the results of their operations and the changes in their financial position in accordance with GAAP.

       iv. Except as reflected in the Closing Financial Statements or in the Reorganization Documents, neither Wadeco nor the Subsidiaries has any Indebtedness, guarantee, liability, claim or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and there is no basis for the assertion against Wadeco or the Subsidiaries of any such Indebtedness, guarantee, liability, claim or obligation, except normal and usual current liabilities incurred, and normal and usual obligations under agreements entered into in the ordinary course of business since April 30, 1996. Except as set forth in Schedule 4.7 as of the Closing, neither Wadeco nor any Subsidiary has any Indebtedness to or from any of the Former Shareholders.

       v. All accounts receivable ("Accounts Receivables") of Wadeco and the Subsidiaries are bona fide, have been generated in the ordinary course of business, consistent with past practices, are valid and binding obligations of the account debtors, and, subject to the allowance for doubtful accounts made in accordance with GAAP (consistently applied), are fully collectible within one hundred and eighty (180) days at the aggregate recorded amounts thereof (subject to no defense, counterclaim or set-off).

        vi. Except as set forth in Schedule 4.7, there are no liabilities either accrued, absolute or contingent, including, without limitation, liabilities under any applicable environmental, safety or health law or regulation or common law theory of liability of wadeco or the subsidiaries of any kind whatsoever, in respect of which the purchaser may become liable on or after the consummation of the transactions contemplated by this agreement, the other transaction documents or the reorganization documents.

        vii. Except as set forth in Schedule 4.7, each of the December Financial Statements and the Closing Financial Statements were prepared in accordance with the Wadeco Financial Statements for the respective periods, on a consistent basis, and present fairly, in all material respects, the financial position of Wadeco and the Subsidiaries and the results of their operations in accordance with GAAP.

H.     TAXES

        i. Except as set forth in Schedule 4.8, Wadeco and the Subsidiaries have, at the prescribed times, filed all Tax Returns that are required to be filed by them with any Governmental Authority, made and remitted all required deductions or withholdings at source, and have paid all Taxes due pursuant to the Tax Returns or any assessments received by them or otherwise required to be paid, except Taxes being contested in good faith by appropriate proceedings and for which adequate reserves or other provisions are maintained. All Tax Returns are true, complete and correct in all material respects, and properly reflect, and do not in any respect understate, the taxable income or the liability for Taxes of Wadeco and/or the Subsidiaries, as the case may be, in the relevant tax year or calendar year. Adequate provision has been made in the Wadeco Financial Statements for the year ended April 30, 1996 for all Taxes payable in respect of the business or assets of Wadeco and the Subsidiaries. Except as set forth in Schedule 4.8, no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority and, no basis exists for any such adjustments involving a material amount of Taxes.

        ii. Except as set forth in Schedule 4.8, Tax Returns of Wadeco and the Subsidiaries filed pursuant to the Income Tax Act (Canada) and any other applicable laws of Canada or the United States or any other applicable jurisdiction imposing taxes have been audited through the years ended as set forth in Schedule 4.8 and assessed through the years ended as set forth in Schedule 4.8, and such assessments, if any amounts were owing in respect thereof, have been provided for in the Closing Financial Statement. There is no basis for any adverse reassessment by any Governmental Authority for any year remaining open for reassessment. Neither Wadeco nor the Subsidiaries is a party to any claim, action, suit, inquiry, proceeding, investigation or audit by any Governmental Authority and no claim has been asserted, threatened or proposed against either Wadeco or the Subsidiaries for assessment or collection of any Taxes other than those that have been properly reserved for in the Closing Financial Statements. The Company and the Subsidiaries have not executed or filed with Revenue Canada or any other Governmental Authority any agreement extending the period of assessment or collection of any Taxes.

       iii. Without limiting the generality of the foregoing, Wadeco and the Subsidiaries are in absolute compliance, in all material respects, with all registration, timely reporting and remittance obligations in respect of all taxation legislation applicable to Wadeco and the Subsidiaries. All Taxes that Wadeco or the Subsidiaries are required to withhold or collect have been withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority at the prescribed times.

       iv. No portion of the real property or plant, structures, fixtures or improvements of Wadeco or the Subsidiaries is subject to any special assessment. There is no reason to know of any proposal for any such assessment.

I.     ABSENCE OF CHANGE

       Except as reflected in the Excluded Transactions and the Reorganization Documents, since December 31, 1995, Wadeco and the Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practices, and there has not been:

       i. any material change in the financial condition, results of operations, business, prospects, assets, personnel, affairs or liabilities (contingent or otherwise) of Wadeco or the Subsidiaries or with respect to the manner in which they conduct their business or operations;

       ii. any amendment or change or the taking of any action to amend or change the articles or the by-laws of Wadeco or the Subsidiaries;

       iii. any increase in salary, wages, bonus, commission or other compensation payable to any officers, employees or agents of Wadeco or the Subsidiaries, other than increases in the ordinary course of business and consistent with past practices;

       iv. other than as set forth in Schedule 4.9, any loan to or transaction with any of Wadeco's or the Subsidiaries's directors, officers, shareholders or employees giving rise to any claim or right of, by or against any person in an amount or having a value in excess of $5,000 individually or in the aggregate;

       v. except as set forth in Schedule 4.9, any default (including, without limitation, any event that with the giving of notice or passage of time would constitute a default), modification, acceleration, termination or threatened termination under or amendment to any existing Material Contract of Wadeco or the Subsidiaries;

       vi. except as set forth in Schedule 4.9, subjection of any of the Assets to mortgage, pledge or Lien, other than Permitted Encumbrances;

       vii. any material theft, damage, destruction, casualty, loss, condemnation or expropriation by a Governmental Authority affecting the Assets, Wadeco or the Subsidiaries, whether or not covered by insurance;

       viii. any sale, assignment or transfer of any Assets of Wadeco or the Subsidiaries, except in the ordinary course of business and consistent with past practices;

       ix. except as set forth in Schedule 4.9, any waiver, release, cancellation, settlement or compromise of any debt (including forgiveness of any inter-company loans or obligations), claim or right of Wadeco or the Subsidiaries;

       x. any discharge or satisfaction of any Lien or payment of any Indebtedness or other obligations of Wadeco or the Subsidiaries other than Indebtedness or obligations incurred in the ordinary and normal course of business, consistent with past practices;

       xi. any transfer of any right under any lease, license or agreement or to any Intellectual Property or other intangible asset of Wadeco or the Subsidiaries;

       xii. any transactions, Material Contracts, commitments or obligations entered into affecting Wadeco, the Subsidiaries or the Assets except in the ordinary course of business and consistent with past practices;

       xiii. any issuance, sale or grant of shares, options, warrants, bonds, debentures or other securities or rights to acquire securities of Wadeco or the Subsidiaries;

       xiv. any dividend declared or paid or distribution made with respect to any securities of Wadeco or the Subsidiaries;

       xv. any change in the accounting principles, methods, estimates or practices followed by Wadeco or the Subsidiaries;

       xvi. any claim or anticipated claim relating to any products or services sold or provided by Wadeco or the Subsidiaries or the occurrence of any event or emergence of any circumstances which might reasonably be expected to result in any such claim;

       xvii. other than Hokanson or Bell, received notice from any employee, or aware of any employee, that does not intend to continue to be employed by Wadeco or a

              Subsidiary as a result of the transactions described herein, as the case may be; or

       xviii. any agreement or understanding to do any of the foregoing.

J.     LITIGATION; INVESTIGATIONS

       Other than as set forth in Schedule 4.10, there are currently no pending or threatened, lawsuits, administrative proceedings or reviews or investigations (including any proceeding, review or investigation before or by any Person or Governmental Authority) against or relating to the Assets, Wadeco or the Subsidiaries or by Wadeco or the Subsidiaries. Neither Wadeco nor the Subsidiaries is subject to any currently existing order, writ, injunction or decree specifically relating to Wadeco or the Subsidiaries.

K.     PRODUCT AND/OR SERVICE LIABILITY

       Without limiting the generality of Section 4.10 and other than as set forth in Schedule 4.10, there are no pending or threatened or prospective claims, actions, suits, inquiries, proceedings or investigations (including any proceedings, reviews or investigations before or by any Person or Governmental Authority) against Wadeco or the Subsidiaries with respect to or involving Wadeco's or the Subsidiaries's business relating to any products sold or services provided in the course of such business on or before the day of Closing, or alleging that, for any reason:

       i. any products or services of Wadeco or the Subsidiaries were defective;

       ii. any products of Wadeco or the Subsidiaries were improperly designed, manufactured or labeled;

       iii. any services provided by Wadeco or the Subsidiaries were improperly performed;

       iv. any services provided by Wadeco or the Subsidiaries were conducted in a manner resulting in harm, or the possibility of harm, to public health or safety; or

       v. any products or services of Wadeco or the Subsidiaries were prepared or provided in a manner resulting in harm, or the possibility of harm, to the environment (including, without limiting the foregoing, the sites or locations where Wadeco or the Subsidiaries may conduct their businesses from time to time).

L.     COMPLIANCE

       Except as set forth in Schedule 4.12, neither Wadeco nor the Subsidiaries, nor the use, operation or maintenance of any of the Assets or the conduct of the business of Wadeco or of the Subsidiaries, is in contravention of, or constitutes a default under or a violation of, any applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Authority (including, without limitation, those relating to Tax, health, safety, labour or employment), except for Environmental Laws, which are the subject of the separate representations and warranties contained in Section 4.13 below. No notice of any such default, violation or contravention has been received by the Vendor, Wadeco or the Subsidiaries from any Governmental Authority. Wadeco and the Subsidiaries have all permits, licenses, certificates and other governmental authorizations necessary to conduct their businesses as presently conducted (including without limitation those required to permit Leo's Oilfield Hauling Ltd. to engage in inter-provincial transportation as currently provided by Leo's Oilfield Hauling Ltd. in B.C., Saskatchewan and Alberta), and are in compliance with all such authorizations.

M.     ENVIRONMENTAL MATTERS

       i. Wadeco and the Subsidiaries have obtained all permits, licenses and other authorizations required under all Environmental Laws to carry on their businesses as now being conducted. Each of such permits, licenses and authorizations is in full force and effect and Wadeco and the Subsidiaries are in compliance with the terms and conditions thereof. None of the permits, licenses or other authorizations will become void or voidable as a result of Wadeco and the other parties hereto entering into this Agreement or as a result of the Closing or as a result of the Reorganization, nor is any consent to such transactions required to maintain the permits, licenses or other authorizations in full force and effect. Wadeco and the Subsidiaries have conducted all their businesses and operations in full compliance with Environmental Laws and have not given rise to any Environmental Deficiency.

       ii.    Except as set forth in Schedule 4.13:

              (1) no written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no conviction has occurred, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Body or other entity with respect to any alleged failure by Wadeco or the Subsidiaries to comply with Environmental Laws in respect of an Environmental Deficiency;

              (2) no urea formaldehyde foam insulation or polychlorinated biphenyls (PCB's) are or have been present at any site or facility now or previously owned, operated or leased by Wadeco or the Subsidiaries in excess of concentrations allowed by Environmental Laws;

              (3) no friable asbestos or asbestos-containing materials are present at any site or facility now or previously owned, operated or leased by Wadeco or the Subsidiaries in excess of concentrations allowed by the Environmental Laws;

              (4) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by Wadeco or the Subsidiaries except such as are or were (at the time owned, operated or leased by Wadeco or the Subsidiaries) in compliance with Environmental Laws;

              (5) there has not been any release of Hazardous Materials at, on or under any site or facility now or previously owned, operated or leased by Wadeco or the Subsidiaries in violation of any Environmental Laws or where the release would create an Environmental Deficiency;

              (6) there has not been any release, recycling, treatment, storage or disposal of Hazardous Materials generated by Wadeco or the Subsidiaries in violation of Environmental Laws at any location or where such release, recycling, treatment, storage or disposal would create an Environmental Deficiency;

              (7) no Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by Wadeco or the Subsidiaries, and no government action has been taken or is in process that could subject any such site or facility to such Liens and Wadeco and the Subsidiaries are not required to place any notice or restriction relating to the presence of Hazardous Materials or any Environmental Deficiency at any site or facility owned by it in any deed to the real property on which such site or facility is located;

              (8) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Vendor, Wadeco or the Subsidiaries in relation to any site or facility now or previously owned, operated or leased by Wadeco or the Subsidiaries which have not been made available to the Purchaser;

              (9) any Hazardous Material handled or dealt with in any way in connection with the business, properties or operations of Wadeco or the Subsidiaries, whether before or during the period the same have been under the control of Wadeco and the Subsidiaries has been and is being handled or dealt with in all respects in substantial compliance with Environmental Laws and otherwise in a manner that could not create an Environmental Deficiency;

              (10) no sewage, waste or by-product is being or has been discharged, spilled on or stored, processed or treated at, any real property or other facilities now or previously owned, leased, licensed or used by Wadeco or the Subsidiaries, including, but not limited to, its real property and leaseholds, which discharge, spill, storage, processing or treatment could create an Environmental Deficiency; and

              (11) during the five years ending on the date of this Agreement, no employee or other person has made a written claim or demand or an oral claim or demand against Wadeco or the Subsidiaries based on alleged damage to health caused by any Hazardous Material or by any sewage, waste or by-product.

N.     MATERIAL CONTRACTS

       Other than as set forth in Schedule 4.14, all Material Contracts to which Wadeco or the Subsidiaries is a party or by which any of the Assets is in any way bound or obligated are valid, binding and in full force and effect and enforceable in accordance with their respective terms and conditions and Wadeco and the Subsidiaries are entitled to all rights and benefits thereunder, and there is no existing default thereunder or breach thereof or condition which, with the passage of time or notice or both, might constitute such a default by any party thereto, and there has been no termination or threatened termination or notice of default under any such Material Contract. Schedule 4.14 sets forth a complete list of all existing Material Contracts of Wadeco and the Subsidiaries.

O.     SUPPLIERS AND CUSTOMERS

       Schedule 4.15 contains a complete and accurate list of the largest 50 customers and largest 10 suppliers of Wadeco and the approximate dollar amount of the businesses of Wadeco which each customer and supplier represented during the year ended April 30, 1996. Except as set forth in Schedule 4.15, Wadeco and the Subsidiaries have received no notice that any such supplier or customer of Wadeco or the Subsidiaries does not plan to continue to do business with Wadeco or the Subsidiaries, or plans to reduce its supplies to or volume of orders from Wadeco or the Subsidiaries or will not do business on substantially the same terms and conditions with Wadeco or the Subsidiaries subsequent to Closing as such supplier or customer did with Wadeco or the Subsidiaries prior to such time.

P.     ASSETS

       i. Wadeco and the Subsidiaries have good and marketable title to each of their respective Assets (together with all additions thereto and less all dispositions thereof in the ordinary course of their businesses) free and clear of all Liens, except for Permitted Encumbrances. All equipment leases of Wadeco and the Subsidiaries, are valid, binding and in full force and effect and enforceable in accordance with their respective terms and conditions, and there is no existing default thereunder or breach thereof or condition which, with the passage of time or notice or both, might constitute such a default by any party thereto, and there has been no termination or threatened termination or notice of default under any such lease. Schedule 1.1(a) sets forth a complete list of the Equipment of Wadeco and the Subsidiaries. Furthermore, the only Equipment that are serial number goods (as defined in the Personal Property Security Regulation (Alberta)) are those Assets listed under the heading "Vehicles", "Trucks" and "Trailers" in Schedule 1.1(a).

       ii. Other than as set forth in Schedule 4.16, Wadeco and the subsidiaries have maintained, serviced and repaired the equipment so as to keep such equipment in good operating condition in accordance with standard industry practices and within the acceptable limits of performance provided in the applicable manufacturer's, owners' or maintenance manuals or other similar documents.

Q.     INTELLECTUAL PROPERTY

       Schedule 4.17 contains an accurate and complete list of all Intellectual Property. In regard to such Intellectual Property, and except as set forth in
Schedule 4.17, the patents, trademarks and copyrights are valid, subsisting and enforceable, and the patents, registered trademarks and registered copyrights are duly recorded in the name of Wadeco and/or the Subsidiaries, as the case may be, and can be recorded in the name or names of Wadeco and/or the Subsidiaries. Except as set forth in Schedule 4.17, Wadeco and the Subsidiaries have, and after the Closing will have, except as set forth in this Agreement, the sole and exclusive ownership and right, free from any Liens, mortgages, security interests, charges or encumbrances, to use the Intellectual Property and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 4.17, within the last ten years, no claims have been asserted by any entity or person with respect to, or challenging or questioning, the ownership, validity, enforceability or use of the Intellectual Property nor is there a valid basis for any such claim. The use or other exploitation of the Intellectual Property by Wadeco or the Subsidiaries, as the case may be, does not infringe the rights of any other entity or person. No entity or person is infringing the rights of Wadeco or the Subsidiaries with respect to the Intellectual Property. Schedule 4.17 sets forth a true and complete list of all license agreements between Wadeco and/or the Subsidiaries, as the case may be, and third parties with respect to the use of the Intellectual Property. The Intellectual Property is used exclusively in connection with the businesses of Wadeco and the Subsidiaries and is not used in a manner likely to cause confusion in the marketplace. All trade secrets of Wadeco and the Subsidiaries are the unencumbered property of Wadeco and/or the Subsidiaries, do not infringe upon the rights of any third party, were developed by Wadeco and/or the Subsidiaries and their respective employees with appropriate secrecy safeguards, are not generally known by others and have been maintained by Wadeco and the Subsidiaries subject to secrecy safeguards. There are no persons or entities (other than the authorized agents of Wadeco and the Subsidiaries) who have written copies of the formulae or any other written, recorded or registered information relating to such trade secrets. No third party which is not duly authorized by Wadeco or the Subsidiaries, as the case may be, is or has engaged in any activity which would constitute a misappropriation or dissemination of any of the trade secrets of Wadeco or the Subsidiaries or any other Intellectual Property.

R.     CORPORATE DOCUMENTS

       i. True, correct and complete copies of the charter documents and bylaws of Wadeco and the Subsidiaries have been delivered or made available to the Purchaser. The corporate minute books of the Vendor, Wadeco and the Subsidiaries are complete in all material respects and contain the minutes of all the meetings of and other actions (including consent resolutions) taken by their respective directors and shareholders, all such meetings were duly called and properly held and all consent resolutions properly adopted, and true and complete copies of such minutes and consent resolutions have been made available to the Purchaser.

       ii. Other than as set forth in Schedule 4.18, neither Wadeco nor the Subsidiaries is a party to any agreement, contract or arrangement which obligates Wadeco or the Subsidiaries to indemnify or hold harmless the Vendor, or any of the Former Shareholders, any of the directors or officers of Wadeco or the Subsidiaries or any other Person.

S.     EMPLOYEES

       i.     Schedule 4.19 sets forth a complete and correct list of:

              (1) all permanent full time employees of Wadeco and the Subsidiaries and all consultants retained by Wadeco and the Subsidiaries including in each case the terms of their employment or retainer and details of all written or oral agreements with such employees or consultants. No employees of Wadeco or the Subsidiaries are subject to any union or collective bargaining agreements; and

              (2) all Employee Plans of Wadeco and the Subsidiaries. Wadeco and the Subsidiaries have made available to the Purchaser true and complete copies of its Employee Plans and all related summary descriptions, including, without limitation, copies of any employee handbooks listing or describing any of their Employee Plans and summary descriptions of any of their Employee Plans not otherwise in writing.

       ii. All Employee Plans listed in Schedule 4.19 have been duly registered where required by, and are, in all respects, in good standing under, all applicable legislation including, without limiting the generality of the foregoing, the Income Tax Act (Canada) and the Pension Benefits Standards Act, 1985 (Canada) and applicable U.S. legislation and, except as disclosed in Schedule 4.19, all required employer contributions under such plans have been made and the applicable funds have been funded in accordance with the terms thereof, no notices of under funding have been received and no past service funding liabilities exist thereunder, and there are currently no pending, and neither Wadeco nor the Subsidiaries is aware of any threatened, lawsuits, claims, administrative proceedings or reviews or investigations relating to or involving any such plans.

       iii. Except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, Wadeco and the Subsidiaries have fulfilled or have taken all actions necessary to enable them to fulfil when due all of their obligations under each of their Employee Plans and there is no existing default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a default by either of them under any Employee Plan of Wadeco or the Subsidiaries.

       iv. Except as set forth in Schedule 4.19, Wadeco and the Subsidiaries have complied with all of their obligations related to, and are not in default under, any material written or oral employment agreements and any written personnel policies to which Wadeco and\or the Subsidiaries is a party or by which Wadeco or the Subsidiaries are bound.

       v. Wadeco and the Subsidiaries are in compliance in all material respects with all applicable statutes and regulations in Canada, the United States and all applicable foreign jurisdictions respecting employment and employment practices, terms and conditions of employment and wages and hours, occupational health and safety laws and there are no outstanding or threatened claims by or on behalf of any employees or former employees relating to their employment or length of employment. Neither Wadeco nor the Subsidiaries is engaged in any unfair labour practice.

       vi. There is no unfair labor practice or other complaint against Wadeco or the Subsidiaries pending before any Governmental Authority or board or agency.

       vii. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting Wadeco or the Subsidiaries or any of their Assets.

       viii. No representation question exists respecting the employees of Wadeco or the Subsidiaries.

       ix. Other than as set forth in Schedule 4.19, there are no grievances filed against Wadeco or the Subsidiaries.

       x. There are no collective bargaining agreement between Wadeco or the Subsidiaries and any of their respective employees.

T.     INSURANCE

       i. Schedule 4.20 contains a true and complete list and summary description of all insurance policies and bonds insuring Wadeco's and the Subsidiaries's assets or businesses and all such policies and bonds are in full force and effect, with all premiums due thereon paid, and such policies and bonds (or equivalent substitutions or replacements) will remain in full force and effect at the time of the Closing.

       ii. The insurance policies and bonds of Wadeco and the Subsidiaries are maintained with responsible insurers and provide coverage in such amounts and against such risks as are reasonable and prudent in light of the nature of the business and Assets of Wadeco and the Subsidiaries.

       iii. Wadeco and the Subsidiaries have complied in all respects with the provisions of such policies and bonds.

       iv. There exist no pending claims against such insurance policies or bonds as to which the insurers have denied liability, and there exist no claims under such insurance policies or bonds that have not been properly filed.

       v. Except as set forth in Schedule 4.20, no insurance has been refused with respect to Wadeco's or the Subsidiaries's assets or businesses nor has the coverage of any insurance been limited or canceled by any insurance carrier which has carried, or received an application for, any such insurance.

U.     REAL PROPERTY

       i. Neither Wadeco nor the Subsidiaries hold, or have held, a fee simple absolute title to any real property other than the Leduc Properties.

       ii.    All buildings, structures and improvements on the Leduc
              Properties have been constructed in conformity with all applicable building, or safety codes or other Applicable Laws. There are no pending or threatened condemnation or eminent domain proceedings that may affect the Leduc Properties. Except as set forth in
              Schedule 4.21, the use, occupancy and operation of the Leduc Properties by Wadeco and/or the Subsidiaries complies with all applicable regulations, codes, ordinances, statutes and other Applicable Laws, including without limitation, those relating to health and sanitation, environmental protection, occupational safety and the use of electrical power. None of the buildings and improvements on the Leduc Properties encroaches upon any other lands and there are no restrictive covenants, statutes, by-laws, ordinances, regulations, covenants, restrictions or official plans which in any way restrict or prohibit the use of the said buildings, improvements or real property for the purposes for which they are presently being used. All utilities that are required for the full and complete occupancy and use of the Leduc Properties for the purposes for which such real estate is presently being used, including without limitation electricity, water, telephone and similar systems, have been connected to the Leduc Properties and are in good working order. There are no pending or threatened claim of any nature relating to any real property formerly owned or occupied by Wadeco or the Subsidiaries which could subject Wadeco or the Subsidiaries to any material liability. There are no local improvement levies in respect of the Leduc Properties.

      iii. Schedule 4.21 hereto sets forth a complete list of all real property leases (the "Real Property Leases") of Wadeco and the Subsidiaries.

      iv. Except as disclosed in Schedule 4.21, all interests held by Wadeco or the Subsidiaries as lessee under the Real Property Leases are free and clear of all Liens or restrictions of any nature and kind whatsoever.

      v. All payments required to be made by Wadeco or the Subsidiaries pursuant to the Real Property Leases have been duly paid and Wadeco and the Subsidiaries are not otherwise in default in meeting their obligations under any of the Real Property Leases.

      vi. None of the landlords under any of the Real Property Leases is in default in meeting any of its obligations under its respective Real Property Lease.

      vii. Neither Wadeco nor the Subsidiaries has any option, right of first refusal or other contractual right relating to the leased premises covered by any Real Property Lease. No event exists which, but for the lapse of time or the giving of notice, or both, would constitute default under any such option, right of first refusal or other contractual right and no party to any such right is claiming any such default or taking any action purportedly based upon the default.

      viii. No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by either party to any of the Real Property Leases and no party to any Real Property Lease is claiming any such default or taking any action purportedly based upon any such default.

      ix. Wadeco and the Subsidiaries have not waived, or omitted to take any action in respect of any substantial rights under any Real Property Lease.

      x. With respect to the leases affecting Wadeco or the Subsidiaries as lessors, save for the current month's rent, no rent has been prepaid or last month's rental given to Wadeco or the Subsidiaries, as the case may be, by any tenant which is not disclosed in the leases and no lessee is now or will hereafter be entitled to any concession, rebate, allowance or free rent with respect to the occupancy of its premises.

      xi. Each lessee is at arm's length from Wadeco and the Subsidiaries, is in possession of and paying full rent as required pursuant to its lease, no notice has been received from any lessee indicating any intention to assign or sublet or indicating any intention to surrender the term or otherwise part with possession of the premises demised to it except as disclosed in Schedule 4.21 hereto, and such leases are in full force and effect without amendment thereto and neither Wadeco nor the Subsidiaries is otherwise in default in meeting its obligations contained in any such lease.

      xii. Neither Wadeco nor the Subsidiaries is now or shall be at Closing obligated to alter, improve or otherwise expend money on premises demised to the lessees of the real property referred to in
              Schedule 4.21 hereto.

V.     NO OTHER AGREEMENTS

       Neither the Vendor, the Former Shareholders, Wadeco nor the Subsidiaries, or any of their respective Affiliates has entered into any agreement, commitment or understanding with any other Person with respect to the acquisition by such Person, directly or indirectly, of all or any portion of the business, properties, assets or shares of Wadeco or the Subsidiaries, whether by merger, purchase of assets or stock, tender offer, joint venture or similar transaction.

W.     RECORDS

       All records relating to Wadeco's and the Subsidiaries' assets are maintained in all respects in accordance with applicable legal, regulatory and other requirements in Canada and any other Governmental Authority having jurisdiction so as to reflect accurately Wadeco's and the Subsidiaries's compliance with all statutory, legal, administrative, manufacturer, insurance, lessor and industry requirements. True, correct and complete copies of all documents referred to in the Schedules hereto have been delivered or otherwise made available to the Purchaser.

X.     BANK ACCOUNTS

       Schedule 4.24 hereto sets forth a true and complete list showing:

       (a) The name of each bank, trust company or similar institution in which Wadeco or any of the Subsidiaries has accounts or safety deposit boxes and the names of all persons authorized to draw thereon or to have access thereto; and

       (b) The name of each person, firm or corporation or business organization holding a general or special power of attorney from Wadeco or any of the Subsidiaries, together with a summary of the terms thereof.

Y.     REORGANIZATION AND EXCLUDED TRANSACTIONS

       The entering into and consummation of the Reorganization and the Excluded Transactions will not result in the creation of any Lien upon Wadeco or the Subsidiaries or the Shares to be owned by the Purchaser following the Reorganization or the Excluded Transactions or upon the Assets or conflict with, violate or result in any breach of any term or provision of, or constitute a default under (whether with notice or lapse of time or both), or give any third party the right to accelerate, cancel, terminate or modify any term, condition or provision under, any charter provision, by-law, Material Contract of Wadeco or the Subsidiaries or Applicable Law to which Wadeco or the Subsidiaries is a party or by which Wadeco or the Subsidiaries or any of the Assets are in any way bound or subject or create any liability whatsoever (including without limitation, any liability for Taxes), for Wadeco, the Subsidiaries or the Purchaser. Furthermore, the Reorganization has been, or will be as part of Closing, completed in accordance with its terms and the capitalization and ownership will be as set forth in Section 4.3 and 4.4 hereof, which Sections are incorporated in this Section 4.25 by this reference.

Z.     BROKERS OR FINDERS FEES

       No person has been authorized to act as financial adviser, broker, finder, investment banker or other intermediary that might be entitled to any commissions or other compensation in the nature of finders' or brokers' fees from Wadeco or the Subsidiaries upon the conclusion of or in connection with any of the transactions contemplated herein.

AA.    RESIDENCY

       The Vender is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).


                                  SECTION 5.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       The Purchaser represents and warrants to the Former Shareholders and the Vendor as follows:

A.     ORGANIZATION

       The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta. The Purchaser has full corporate power and authority to own or lease its properties and to conduct its business as presently conducted.

B.     AUTHORITY

       The Purchaser has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents to be executed and delivered by the Purchaser, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations and consummate the transactions hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and each of the other Transaction Documents, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by the Purchaser, and no other act or proceeding on the part of the Purchaser is necessary to approve the execution and delivery of this Agreement or the other Transaction Documents, the performance of the Purchaser's obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Purchaser and is, and the other Transaction Documents will be when executed and delivered by the Purchaser, legal, valid and binding agreements of it enforceable against the Purchaser in accordance with their respective terms.

C.     NO VIOLATION

       None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any Lien upon the interest of the Purchaser or the assets or property of the Purchaser or conflict with, violate or result in any breach of any term or provision of, or constitute a default under (whether with notice or lapse of time or both), or give any third party the right to accelerate, cancel or terminate any term, condition or provision under, any charter provision, bylaw, material contract or Applicable Law to which is a party or by which the Purchaser or any of its assets are in any way bound or subject.

D.     GOVERNMENTAL AND THIRD PARTY CONSENTS

       Except as set forth in Schedule 5.4 hereto, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any Governmental Authority is required on the part of the Purchaser in connection with the transactions contemplated by this Agreement. No consent, approval, waiver or other action by any Person is required or necessary for the execution, delivery and performance of this Agreement or the other Transaction Documents by the Purchaser, or the consummation of the transactions contemplated hereby or thereby.

                                   SECTION 6.
                             INTENTIONALLY DELETED


                                   SECTION 7.
                             INTENTIONALLY DELETED


                                   SECTION 8.
                             INTENTIONALLY DELETED


                                   SECTION 9.
                             INTENTIONALLY DELETED


                                   SECTION 10.
                                INDEMNIFICATION

A.     INDEMNIFICATION OF PURCHASER

       The Vendor and the Former Shareholders, shall jointly and severally indemnify and hold harmless the Purchaser and its Affiliates from and against any and all Losses incurred by, borne by or asserted against any of such indemnified parties (which include, for greater certainty, any Losses incurred by, borne by or asserted against Wadeco or the Subsidiaries) in any way relating to, arising out of or resulting from:

       i. the breach of any of the representations or warranties made by the Vendor or the Former Shareholders in this Agreement or in any Schedule delivered pursuant to this Agreement, other than the representations and warranties contained in Sections 4.8, 4.10, 4.11, 4.13 and 4.25, which are included in the separate indemnities set forth below;

       ii. any breach or inaccuracy of any of the representations and warranties made in Section 4.8 of this Agreement or any liability of Wadeco or the Subsidiaries for Taxes relating to the period ending on or prior to April 30, 1996 (to the extent such Taxes are not provided or reserved for on the financial statements referred to in Section 4.7), whether known or unknown at the date of this Agreement or for Taxes in any way relating to, or arising as a result of, the Reorganization or the Excluded Transactions;

       iii. (i) any breach or inaccuracy of any of the representations and warranties made in Sections 4.11 or 4.10 of this Agreement or any liability of Wadeco or the Subsidiaries relating to, or arising as a result of any claim or action relating to or arising out of the conduct of the business of Wadeco or the Subsidiaries prior to the Closing including without limitation any claim or action relating to the failure to properly maintain the Equipment or relating to product or service liability performed by, for or behalf of Wadeco or the Subsidiaries, other than those claims set forth in paragraph (c)(ii) and paragraph
              (c)(iii), which are the subject of separate indemnities;

              (ii) any and all liability of Wadeco or the Subsidiaries associated with or related to or arising out of or resulting from the personal injury incidents that took place on or about January 4, 1996 and February 13, 1996 relating to the failures of the centrifuges; and

              (iii) any and all liability of Wadeco or the Subsidiaries associated with or related to or arising out of or resulting from the claims set forth in Items 1, 2, 3, 5 and 6 in Schedule 4.10;

       iv. any breach or inaccuracy of any of the representations and warranties contained in 4.13 of this Agreement, any Environmental Deficiency, violation of Environmental Law or other environmental matter arising or originating at or at any time prior to Closing, whether known or unknown at the date of this Agreement;

       v. any breach or inaccuracy of any of the representations and warranties contained in Section 4.25 of this Agreement or any liability of, or created for, the Purchaser, Wadeco or the Subsidiaries relating to, or arising as a result of, the Reorganization or the Excluded Transactions (other than Taxes relating to, or arising as a result of, the Reorganization or the Excluded Transactions which is the subject of a separate indemnity);

       vi. the breach or the failure of performance by Wadeco, the Vendor or any of the Former Shareholders of any of the covenants, promises or agreements that any of them is to perform under this Agreement; and

       vii. any claim or assertion that the execution or performance by the Purchaser or any of its Affiliates of this Agreement, or any other Transaction Documents or Reorganization Document violates or interferes with any contractual or other right or obligation or relationship of the Vendor, Wadeco or the Subsidiaries to or with any other Person.

The Vendor and the Former Shareholders shall have no liability under Sections 10.1(a), (c)(i), (d) or (e) or in respect of any claim based in law or in equity for breach of representation, warranty (other than a breach of the representation and warranties contained in Section 4.8 of this Agreement) or covenant unless the aggregate of all indemnifiable Losses under said subsections or such claims exceed, in the aggregate, $250,000 (whereupon the indemnified party shall be entitled to indemnification in full in respect of all such indemnifiable Losses). Furthermore, it is understood and agreed that (i) the Vendor, Hokanson, Rutherford and Russell shall not be liable for any indemnification obligations relating specifically to D&D Enterprises or for any breach of any representation, warranty or covenant relating specifically to D&D Enterprises, (ii) the Vendor, Hokanson, Rutherford and Bell shall not be liable for any indemnification obligation relating specifically to Ashtin Developments or for any breach of any representation, warranty or covenant relating specifically to Ashtin Developments, and (iii) no party hereto, other than Russell, shall be liable in the event the Purchaser incurs a loss resulting from any taxes, interest or penalties arising as a result of Wadeco's inability to increase the adjusted cost base of the shares in Leo's Oilfield Hauling Ltd. sold by Ashtin Development to Wadeco as part of the Reorganization. The liability of the Vendor, Hokanson, Bell, Russell and Rutherford under Section 10.1 or in respect of a claim based in law or in equity for breach of representation, warranty or covenant, shall be limited to $25,678,085 (for the Vendor), $23,873,369 (for Hokanson), $464,933 (for Bell), $903,909 (for Russell) and $435,874 (for
Rutherford); provided however, that the aggregate liability of all such parties hereunder shall not exceed $25,678,085. The Vendor and the Former Shareholders shall have no liability under Section 10.1(c)(iii) unless the aggregate of all indemnifiable Losses under such Section (including without limitation legal costs, applicable Taxes and expenses) exceeds, in the aggregate of $200,000, whereupon the Vendor and the Former Shareholders shall be liable for all indemnifiable Losses in excess of $200,000.


B.     INDEMNIFICATION OF THE VENDER AND THE FORMER SHAREHOLDERS

       The Purchaser shall indemnify and hold harmless the Vendor and the Former Shareholders from and against any and all Losses incurred by, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from:

       i. the breach of any of the representations or warranties made by the Purchaser in this Agreement, or in any Schedule delivered pursuant to this Agreement; and

       ii. the breach or the failure of performance by the Purchaser of any of the covenants, promises or agreements that the Purchaser is to perform under this Agreement.

       The Purchaser shall have no liability under this Section 10.2 or in respect of any claim based in law or in equity for breach of representation, warranty or covenant unless the aggregate of all indemnifiable Losses under this
Section 10.2 exceed, in the aggregate, $250,000 (whereupon the indemnified party shall be entitled to indemnification in full in respect of all such indemnifiable Losses).

C.     THIRD PARTY CLAIMS, NOTICE AND OPPORTUNITY TO SETTLE

       i. Within 20 days after the receipt by the party entitled to indemnity hereunder (the "Indemnified Party") of any claim or demand (including, but not limited to, notice of any action, suit or proceeding) by any third party against an Indemnified Party which gives rise to a right to indemnification for a Loss hereunder, the affected Indemnified Party shall give each party who may be obligated to provide indemnity hereunder (the "Indemnifying Party") written notice of such claim or demand; provided however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure is materially prejudicial to the Indemnifying Party.

       ii. The Indemnifying Party shall have the right (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing), to defend against such claim or demand at its expense and through counsel of its own choosing (the choice of such counsel to be subject to the reasonable consent of the affected Indemnified Parties) and to control such defense if it gives written notice of its intention to do so within 15 days of the receipt of the notice referred to in Section 10.3(a) above. If the Indemnifying Party shall decline to assume the defense of such claim or demand, the affected Indemnified Parties shall have the right to assume control of such defense at the expense of the Indemnifying Party. The Indemnified Parties shall cooperate fully in the defense of such claim or demand and shall make available to the Indemnifying Party or its counsel all pertinent information under their control relating thereto. The Indemnifying Party agrees to cooperate with the Indemnified Parties in order to enable their counsel to participate in the defense and to deliver to the Indemnified Parties copies of all pleadings and other information within the Indemnifying Party's knowledge or possession reasonably requested by the Indemnified Parties that is relevant to the defense of any such claim or demand. The Indemnified Parties and their counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

       iii. The Indemnifying Party shall have the right to elect to settle any such claim or demand for monetary damages only, subject to the consent of the affected Indemnified Parties; provided however, if the affected Indemnified Parties fail to give such consent within 20 days of being requested to do so, the affected Indemnified Parties shall, at their expense, assume the defense of such claim or demand and regardless of the outcome for such matter, the Indemnifying Party's liability hereunder shall be limited to the amount of any such proposed settlement.

D.     NON-COMPETITION BREACH

       The parties hereto acknowledge and agree that no party shall have any liability under the terms of this Agreement in respect of any non-competition agreement or covenant given by any person, it being the intention of the parties hereto that a person who has entered into such agreement or covenant shall personally remain liable under such agreement or covenant given by him or her; provided that nothing in this Agreement shall be construed as limiting the liability of such person under such agreement or covenant given by him or her.

E.     HOKANSON AND RUSSELL INDEMNITY

       Wadeco agrees to indemnify and hold harmless Hokanson and Russell from and against any and all Losses incurred by Hokanson or Russell in their personal capacity as a result of being named as defendants in any of the actions described in Section 10.1(c)(iii). For greater certainty, the parties agree that any indemnification payment made hereunder by Wadeco shall be included in the $200,000 amount described in Section 10.1 relating to such claims. Hokanson and Russell acknowledge and agree that Wadeco shall have carriage of such actions and the right to defend against such claims. Hokanson and Russell furthermore agree to cooperate fully in the prosecutions or the defense of any and all claims or actions relating to Wadeco, the Subsidiaries or the Former Shareholders, as the case may be.

                                  SECTION 11.
                                 MISCELLANEOUS

A.     AMENDMENT; WAIVER

       This Agreement may be amended only by a written instrument signed by the parties hereto. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

B.     ASSIGNMENT

       No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties; provided however, that nothing contained herein shall prevent the transfer of this Agreement or any portion hereof by the Purchaser to an Affiliate of the Purchaser, but no such assignment shall operate to relieve the Purchaser from any obligation, liability, indemnity, warranty, covenant, promise or agreement hereunder.

C.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND CERTAIN INDEMNITIES

       i. Regardless of the investigations, if any, any party shall have made prior to the closing, the representations and warranties contained herein shall be true as at the date hereof, and as at the date of Closing, and such representations and warranties shall survive the Closing and the benefit thereof to the other parties hereto shall continue for a period of five years from the date of Closing except for the representations and warranties in section 4.8 (taxes) which shall survive until the expiration of the time during which the minister of national revenue or any other governmental authority may assess tax, interest or penalties for the taxation year in question.

       ii. Subject to Section 11.3(c) the indemnities provided for in Sections 10.1 shall survive the Closing and shall thereafter apply in respect of Losses for which a state of facts giving rise to a bona fide claim for indemnity has arisen and written notice thereof has been provided to the Vendor by an Indemnified Party within five (5) years after the Closing; provided however, that any claim made by the Indemnified Party to the Indemnifying Party in writing on or before the date of expiry of such period which is not settled within that period, shall survive the end of the period until resolved.

       iii. Notwithstanding any other provision of this Agreement, the obligations of the Vendor and the Former Shareholders, to indemnify under Section 10.1(b), Section 10.1(c)(ii) and Section 10.1(c)(iii) shall survive Closing indefinitely and the Vendor and the Former Shareholders agree not to raise any time limits for bringing an action to claim under such indemnities;

       iv. The indemnities provided for in Section 10.2 shall survive the Closing and shall thereafter apply in respect of Losses for which a state of facts giving rise to bona fide claim for indemnity has arisen and written notice thereof has been provided to the Purchaser by an Indemnified Party within five (5) years after the Closing; provided however, that any claim made by the Indemnified Party to the Indemnifying Party in writing on or before the date of expiry of such period which is not settled within that period, shall survive the end of the period until resolved.

D.     NOTICE

       All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express, United Parcel Service or other reputable overnight commercial delivery service, or by telecopy notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

       Wadeco:
       ------

       6616 - 45th Street
       Leduc, Alberta
       T9E 7C9

       Attention:  The President

       Purchaser:
       ---------

       c/o Tuboscope Vetco International Inc.
       2835 Holmes Road
       P.O. Box 808
       Houston, Texas 77002

       Attention:  Mr. John Lauletta

       Bell
       ----

       1053 Falconer Road
       Edmonton, Alberta
       T6R 2C9

       Russell
       -------

       226 Hampstead Place N.W.
       Calgary, Alberta
       T3A 5J2

       Rutherford
       ----------

       c/o 6616 - 45th Street
       Leduc, Alberta
       T9E 7C9

       The Vendor, and Hokanson:
       ------------------------

       J & S Hokanson Investments Ltd.
       2900 - 1080 101 Street
       Edmonton, Alberta
       T5J 3V5

       Attention:  John Hokanson

With a copy in the case of the Vendor, Bell, Russell, Rutherford and Hokanson to:

       Milner Fenerty
       2900 Manulife Place
       10180 - 101 Street
       Edmonton, AB
       T5J 3V5

       Attention:  Mr. William L. Mouris

E.     COUNTERPARTS AND/OR FAX

       This Agreement may be executed and/or delivered by fax by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

F.     SEVERABILITY

       Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereto, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

G.     ENTIRE AGREEMENT

       This Agreement, the other Transaction Documents and the Reorganization Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Wadeco, the Vendor or the Former Shareholders or the Purchaser relative to the subject matter hereof not expressly set forth or referred to herein or therein.

H.     GOVERNING LAW

       This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

I.     FURTHER ASSURANCES

       Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

J.     CONFIDENTIALITY

       Each party hereto agrees that it will not, directly or indirectly, disclose to any third party or use for its own purposes any information, Intellectual Property, trade secrets or confidential data relating to the Purchaser, Wadeco, the Subsidiaries, the Vendor or the Former Shareholders or the businesses of any of them (including the customers of such businesses, their operations or their methods of conducting their businesses) unless such information has become publicly available other than through a breach of this Agreement or has been obtained by a party from a third party without breach of this Agreement.

K.     PUBLICITY

       Wadeco, the Vender, the Former Shareholders and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of Wadeco, the Vendor, the Former Shareholders or the Purchaser shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other party, unless otherwise required by applicable law.

L.     EXPENSES

       Each of the parties hereto shall, whether or not the transactions contemplated hereby are consummated, bear its own solicitors', attorneys', accountants' or other fees, costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereunder.

M.     BROKERS

       Each party to this Agreement agrees that it will indemnify and hold harmless the other party against any claim for brokerage, finders' fees, agents' or investment bankers' fees or commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement. The Vender acknowledges and agrees that it is liable for all fees payable to Simmons & Company in connection with transactions described herein.

N.     ACCOUNTS RECEIVABLE AND LITIGATION MATTERS

       i. In the event the Purchaser recovers any monies from the parties hereto in respect of a breach of the representation and warranty in Section 4.7(e), the Purchaser agrees to cause the assignment of the Account Receivable that resulted in such recovery to the Vendor.

       ii. In the event the Purchaser recovers any monies from the actions described in Section 10.1(c)(iii) in excess of $200,000 (after deduction of all related legal costs, applicable Taxes and expenses), such monies shall be paid to the Vendor.

O.     INSURANCE

       The Purchaser covenants that for a period of 5 years from and after the Closing that it will maintain insurance on Wadeco and its operations in accordance with standard industry practice and in amounts not less than those in place on the time of Closing.

P.     PHOENIX PROPERTY - TITLE TRANSFER

       The parties hereto acknowledge and agree to use their reasonable best efforts to ensure that title to property in Phoenix, Arizona (that remains registered in the name of Wadeco) becomes registered in the name of the Vendor and any costs incurred by Wadeco in so obtaining registrations shall be paid by the Vendor.

Q.     EXHIBITS AND SCHEDULES

       All Exhibits and Schedules to this Agreement are incorporated herein and made a part hereof for all purposes. In the event of a conflict between the Schedules or Exhibits and the terms herein, the terms of this Agreement shall prevail and govern.

R.     HEADINGS

       The headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

S.     NUMBER AND GENDER

       All words importing the singular number include the plural and vice versa, and all words importing gender include the masculine, feminine and neuter gender.

T.     ENUREMENT

       This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                    TVI WADECO INC.

                                    Per:______________________________________

                                    Per:______________________________________


                                    J & S HOKANSON INVESTMENTS LTD.

                                    Per:______________________________________




_________________________________   __________________________________________
WITNESS                                    JOHN HOKANSON



_________________________________   __________________________________________
WITNESS                                    DOUGLAS BELL



_________________________________   __________________________________________
WITNESS                                    ROBERT RUSSELL



_________________________________   __________________________________________
WITNESS                                    RICHARD RUTHERFORD



                                    WADECO OILFIELD SERVICES LTD.


                                    Per:______________________________________


                                    Per:______________________________________

                                   EXHIBIT 3

                 CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS

                 CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

     THIS AGREEMENT made as of the 31st day of May, 1996.

B E T W E E N:

          WADECO OILFIELD SERVICES LTD., a body corporate incorporated under the laws of the Province of Alberta having an office in the City of Leduc, in the Province of Alberta (hereinafter referred to as "WADECO")

                                    - and -

          JOHN HOKANSON, an individual resident in the City of Edmonton, in the Province of Alberta (hereinafter referred to as "Hokanson")

WHEREAS:

(A) Hokanson was a beneficial shareholder of WADECO and one of its subsidiary companies and has been instrumental in the operation and management of WADECO and, its subsidiaries and affiliates;

(B) there has been a change of control in the ownership of WADECO and its subsidiaries with all of the shares of WADECO including those previously beneficially owned, directly or indirectly, by Hokanson, having been acquired pursuant to a share purchase agreement dated May 31, 1996 (the "Share Purchase Agreement") between TVI Wadeco Inc. (the "Purchaser"), J & S Hokanson Investments Ltd., John Hokanson, Douglas Bell, Robert Russell, Richard Rutherford and WADECO and the transactions contemplated thereunder;

(C) WADECO desire assurances that Hokanson will not compete with WADECO and its subsidiaries as herein provided; and

(D) it is a condition of the Purchaser's obligation that this agreement be entered into as part of the Closing under the Share Purchase Agreement;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements contained herein, the agreement of the Purchaser to complete the transactions contemplated under the Share Purchase Agreement, the sum of ONE DOLLAR ($1.00) now paid by WADECO to Hokanson and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                            COVENANT NOT TO COMPETE

1.1  Non-Compete
     -----------

     Hokanson hereby covenants and agrees with WADECO that for a period of five
(5) years from and after the date hereof, or such lesser period as WADECO may determine, he will not, directly or indirectly, enter into, sponsor, promote, foster or otherwise take part in the ownership, conduct, operation or management of any business within any province of Canada or any state in the United States of America in which at the time of such determination WADECO or any of its subsidiaries has carried on business, including the carrying on of marketing activities, of a like nature to that of providing centrifuges and other related solids control equipment for the removal of aggregate from drilling mud and the provision of chemical products for such operations and all business and function necessarily incident thereto (the "Business") carried on by WADECO or any subsidiary. Hokanson and WADECO hereby declare that if any part of this paragraph 1.1 is unenforceable at law or in equity, then the foregoing covenant shall be reduced in scope or amended as to term, geographical area or otherwise, to the extent required so that the foregoing, as so reduced or amended, is enforceable at law and in equity and the unenforceable part shall be deemed to be severed from the balance, which balance shall survive and be of full force and effect as between Hokanson and WADECO. Notwithstanding the foregoing, Hokanson shall be entitled to own not more than 5 percent of the shares of any listed public company which competes against the Business of WADECO and its subsidiary, provided his involvement is solely as a passive investor.


                                   ARTICLE 2
                                CONFIDENTIALITY

2.1  Confidentiality
     ---------------

     Hokanson hereby covenants and agrees with WADECO that he will not, at any time, for a period of five (5) years from the date hereof, divulge, communicate, use to the detriment of WADECO or any of its subsidiaries or for the benefit of any other business, firm, person, partnership or corporation, or otherwise misuse any confidential information, data or trade secrets relating to WADECO or any of its subsidiaries including, without limitation, information relating to the operations of WADECO or any subsidiary of WADECO, their respective purchasing, leasing, merchandising, promotion and compensation practices, their production methods and customer lists and information relating to the personnel and personnel practices and policies of WADECO or any of its subsidiaries unless such information has already been made public through no fault of Hokanson. Hokanson acknowledges that WADECO and its subsidiaries have proprietary interests in the information, data and trade secrets referred to in this paragraph 2.1 and that such information, data and trade secrets are of value to WADECO and its subsidiaries.

                                   ARTICLE 3
                                    GENERAL

3.1  Acknowledgment
     --------------

     The parties hereby acknowledge and confirm that:

(a) they have each been independently advised by counsel in respect of the provisions of the various provisions of this Agreement and the effect of such provisions;

(b) they have negotiated the provisions of this Agreement on an equal footing based on equal bargaining power;

(c) neither party was required or induced to enter into this Agreement or the agreement respecting the sale by Hokanson of the shares referred to in Recital (b) above;

(d) the provisions of this Agreement will not result in the impairment of the livelihood of Hokanson as he is fully able to utilize his skills and knowledge in other business applications and circumstances which will not in any way violate the provisions of this Agreement; and

(e) the provisions hereof are reasonable and do not go beyond what is necessary to protect the interests of WADECO.

3.2  Amendment; Waiver
     -----------------

     This Agreement may be amended only by a written instrument signed by the parties hereto. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

3.3  Assignment
     ----------

     No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other party.

3.4  Notice
     ------

     All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express, United Parcel Service or other reputable overnight commercial delivery service, or by telecopy notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

     Wadeco:
     ------

     6616 - 45th Street
     Leduc, Alberta
     T9E 7C9

     Attention:  The President

     Hokanson:
     --------

     2900 - 1080 101 Street
     Edmonton, Alberta
     T5J 3V5

     Attention:  John Hokanson

3.5  Counterparts
     ------------

     This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

3.6  Severability
     ------------

     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereto, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.7  Governing Law
     -------------

     This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

3.8  Further Assurances
     ------------------

     Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement.

3.9  Enurement
     ---------

     This agreement shall enure to the benefit of and shall be binding upon their respective successors, assigns, heirs, executors and administrators.

     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and year first above written.

                                    WADECO OILFIELD SERVICES LTD.

                                    Per:_______________________________________

                                    Per:_______________________________________



__________________________________  ___________________________________________
Witness to the signature of              JOHN HOKANSON
John Hokanson

                 CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

      THIS AGREEMENT made as of the 31st day of May, 1996.

B E T W E E N:

          WADECO OILFIELD SERVICES LTD., a body corporate incorporated under the laws of the Province of Alberta having an office in the City of Leduc, in the Province of Alberta (hereinafter referred to as "WADECO")

                                    - and -

          DOUGLAS BELL, an individual resident in the City of Edmonton, in the Province of Alberta (hereinafter referred to as "Bell")

WHEREAS:

(A) Bell was a beneficial shareholder of one of the subsidiary companies of WADECO and has been instrumental in the operation and management of WADECO and, its subsidiaries and affiliates;

(B) there has been a change of control in the ownership of WADECO and its subsidiaries with all of the shares of WADECO and its subsidiaries having been acquired pursuant to a share purchase agreement dated May 31, 1996 (the "Share Purchase Agreement") between TVI Wadeco Inc. (the "Purchaser"), J & S Hokanson Investments Ltd., John Hokanson, Douglas Bell, Robert Russell, Richard Rutherford and WADECO and the transactions contemplated thereunder;

(C) WADECO desire assurances that Bell will not compete with WADECO and its subsidiaries as herein provided; and

(D) it is a condition of the Purchaser's obligation that this agreement be entered into as part of the Closing under the Share Purchase Agreement;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements contained herein, the agreement of the Purchaser to complete the transactions contemplated under the Share Purchase Agreement, the sum of ONE DOLLAR ($1.00) now paid by WADECO to Bell and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                            COVENANT NOT TO COMPETE

1.1  Non-Compete
     -----------

     Bell hereby covenants and agrees with WADECO that for a period of five (5) years from and after the date hereof, or such lesser period as WADECO may determine, he will not, directly or indirectly, enter into, sponsor, promote, foster or otherwise take part in the ownership, conduct, operation or management of any business within any province of Canada or any state in the United States of America in which at the time of such determination WADECO or any of its subsidiaries has carried on business, including the carrying on of marketing activities, of a like nature to that of providing centrifuges and other related solids control equipment for the removal of aggregate from drilling mud and the provision of chemical products for such operations and all business and function necessarily incident thereto (the "Business") carried on by WADECO or any subsidiary. Bell and WADECO hereby declare that if any part of this paragraph
1.1 is unenforceable at law or in equity, then the foregoing covenant shall be reduced in scope or amended as to term, geographical area or otherwise, to the extent required so that the foregoing, as so reduced or amended, is enforceable at law and in equity and the unenforceable part shall be deemed to be severed from the balance, which balance shall survive and be of full force and effect as between Bell and WADECO. Notwithstanding the foregoing, Bell shall be entitled to own not more than 5 percent of the shares of any listed public company which competes against the Business of WADECO and its subsidiary, provided his involvement is solely as a passive investor.


                                   ARTICLE 2
                                CONFIDENTIALITY

2.1  Confidentiality
     ---------------

     Bell hereby covenants and agrees with WADECO that he will not, at any time, for a period of five (5) years from the date hereof, divulge, communicate, use to the detriment of WADECO or any of its subsidiaries or for the benefit of any other business, firm, person, partnership or corporation, or otherwise misuse any confidential information, data or trade secrets relating to WADECO or any of its subsidiaries including, without limitation, information relating to the operations of WADECO or any subsidiary of WADECO, their respective purchasing, leasing, merchandising, promotion and compensation practices, their production methods and customer lists and information relating to the personnel and personnel practices and policies of WADECO or any of its subsidiaries unless such information has already been made public through no fault of Bell. Bell acknowledges that WADECO and its subsidiaries have proprietary interests in the information, data and trade secrets referred to in this paragraph 2.1 and that such information, data and trade secrets are of value to WADECO and its subsidiaries.

                                   ARTICLE 3
                                    GENERAL

3.1  Acknowledgment
     --------------

     The parties hereby acknowledge and confirm that:

(a) they have each been independently advised by counsel in respect of the provisions of the various provisions of this Agreement and the effect of such provisions;

(b) they have negotiated the provisions of this Agreement on an equal footing based on equal bargaining power;

(c) neither party was required or induced to enter into this Agreement or the agreement respecting the sale by Bell of the shares referred to in Recital
     (b) above;

(d) the provisions of this Agreement will not result in the impairment of the livelihood of Bell as he is fully able to utilize his skills and knowledge in other business applications and circumstances which will not in any way violate the provisions of this Agreement; and

(e) the provisions hereof are reasonable and do not go beyond what is necessary to protect the interests of WADECO.

3.2  Amendment; Waiver
     -----------------

     This Agreement may be amended only by a written instrument signed by the parties hereto. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

3.3  Assignment
     ----------

     No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other party.

3.4  Notice
     ------

     All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express, United Parcel Service or other reputable overnight commercial delivery service, or by telecopy notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

     Wadeco:
     ------

     6616 - 45th Street
     Leduc, Alberta
     T9E 7C9

     Attention:  The President

     Bell:
     ----

     Mr. Douglas Bell
     1053 Falconer Road
     Edmonton, Alberta
     T6R 2C9

3.5  Counterparts
     ------------

     This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

3.6  Severability
     ------------

     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereto, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.7  Governing Law
     -------------

     This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

3.8  Further Assurances
     ------------------

     Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement.

3.9  Enurement
     ---------

     This agreement shall enure to the benefit of and shall be binding upon their respective successors, assigns, heirs, executors and administrators.

     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and year first above written.

                                    WADECO OILFIELD SERVICES LTD.

                                    Per:_______________________________________

                                    Per:_______________________________________



__________________________________  ___________________________________________
Witness to the signature of              DOUGLAS BELL
Douglas Bell

                 CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
                 ---------------------------------------------


      THIS NON-COMPETITION AGREEMENT made the 31st day of May, 1996.

BETWEEN:

          RICHARD RUTHERFORD, of Rollyview, in the Province of Alberta (hereinafter called "the Employee")

                                                                  THE FIRST PART

                                    - and -

          WADECO OILFIELD SERVICES LTD., a corporation incorporated under the laws of the Province of Alberta (hereinafter called the "Corporation")

                                                                 THE SECOND PART

          WHEREAS in connection with the sale of the Employee's shares in Leo's Oilfield Hauling Ltd. being completed as part of the Reorganization being completed as part of the Closing, the Employee wishes to covenant with the Corporation in the manner hereinafter set out; and

          WHEREAS all terms not otherwise defined herein have the meaning set forth in the Share Purchase Agreement made as of the 31st day of May, 1996 between TVI Wadeco Inc., J & S Hokanson Investments Ltd., John Hokanson, Douglas Bell, Robert Russell, Richard Rutherford and Wadeco Oilfield Services Ltd.;

          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Corporation completing the Reorganization and the premises herein and the sum of One ($1.00) Dollar now paid by the Corporation to the Employee (the receipt and sufficiency whereof is hereby acknowledged), it is agreed by and between the parties hereto as follows:

1. The employee acknowledges that the Corporation carries on the business of providing centrifuges and other related solids control equipment for the removal of aggregate from drilling mud and the provision of chemical products for such operations and all businesses and function necessarily incident thereto (hereinafter referred to as the "Corporation's Business"). The Employee further acknowledges that he has been entrusted with detailed confidential information and trade secrets concerning the present and contemplated services, techniques and modes of merchandising evolved and used by the Corporation in connection with the Corporation's Business and concerning the customers of the Corporation's Business, their names, addresses, tastes and preferences and concerning employees of the Corporation's Business or applicants for employment with the Corporation's Business, the names and addresses, the disclosure of any of which detailed confidential information and trade secrets to competitors of the Corporation or to the general public would be highly detrimental to the best interest of the Corporation. The Employee further acknowledges and agrees that the right to maintain confidential such detailed confidential information and trade secrets constitutes a proprietary right which the Corporation is entitled to protect. Accordingly, the Employee covenants and agrees with the Corporation and the Corporation:

     (a) that he will not, at any time, disclose any of such detailed confidential information and trade secrets to any person nor shall he use the same for any purposes other than those of the Corporation; and

     (b) that, subject as herein provided, he will not (without the prior written consent of the Corporation) at any time during the period that the Employee is employed by the Corporation and within three (3) years, or in the event that a court of competent jurisdiction shall determine such period of time to be unreasonable, void or unenforceable, such shorter period of time as such court shall deem reasonable and enforceable, such shorter period of time as such court shall deem reasonable and enforceable, from the date that the Employee ceases to be employed by the Corporation either individually or in partnership or jointly in conjunction with any person or persons, firm, association, syndicate, company or corporation as an employee, principal, agent, shareholder or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used by any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with or interested:

          (i) within the Provinces of Manitoba, Saskatchewan, Alberta or British Columbia;

          (ii)   within the Provinces of Saskatchewan, Alberta and British
                 Columbia;

          (iii)  within the Provinces of Saskatchewan and Alberta; and

          (iv)   within the Province of Alberta;

          in any business similar to the Corporation's Business.

2. If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and subclauses (i), (ii), (iii),
(iv) and (v) of clause (b) of paragraph 1 hereof are declared to be separate and distinct covenants. The Employee hereby agrees that all restrictions in paragraph 1 are reasonable and valid in all defenses to the strict enforcement thereof by the Corporation or the Corporation are hereby waived by the Employee. In the event that a court of competent shall determine that the least of the areas set out in clause (b) of paragraph 1 are unreasonable, void or unenforceable, the area for purposes of clause (b) of paragraph 1 shall be such smaller area as the court shall determine to be reasonable and enforceable.

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

3. This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Alberta.

4. This Agreement shall enure to the benefit of the Company and its successors and assigns and be binding on the Employee and his heirs, executors, administrators, successors and assigns.


               IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.


SIGNED, SEALED AND DELIVERED in the presence of:



WITNESS
                                 )
                                 )
                                 )
                                 )
_______________________________  )  _____________________________________
WITNESS                          )  RICHARD RUTHERFORD

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